ROCHDALE INVESTMENT TRUST
AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of this 20th day of May, 2009, to the Transfer Agent Servicing Agreement, dated as of August 13, 2001, as amended (the "Agreement"), is entered into by and between Rochdale Investment Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The fee schedule of the Agreement is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ROCHDALE INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: _____________________________	By: ________________________________

Printed Name:______________________	Printed Name: Michael R. McVoy

Title: ____________________________	Title: Executive Vice President

Fee Schedule for Rochdale Investment Trust
Transfer Agent and Service Agreement

TRANSFER AGENCY SERVICES FEE SCHEDULE at May, 2009

US Bancorp Fund Services, LLC will charge an account-based fee, which is greater of:

1) $833.33 per month per class of shares

                     Or

2) Based on the total number of open accounts at the following annual rates:

               Equity Fund                                                      $10 per account
               Fixed Income Fund                                          $12 per account

US Bancorp Fund Services, LLC will waive its normal asset-based fee, which would be in addition to the account-based fee and would be at the annual rate of 0.01% (i.e. one basis point) of total net assets measured at the end of each month (not an average of total net assets).

There are no additional fees for opening new accounts, answering telephone calls, or providing other customary transfer agency services.

Out-Of-Pocket Expenses

The following expenses will be charged to the Fund as incurred by US Bancorp Fund Services, LLC in connection with the performance of its duties:  Telephone toll charges, facsimile transmissions, postage, bulk copy runs, courier charges, and Disaster Recovery -- $0.20 per open account (Effective February 1, 2006).

401(k) Daily Valuation Trades (Effective February 1, 2006)

$10.00 per trade

Omnibus Account Transactions (Effective February 1, 2006)

$3.00 each – first 100 transactions
$2.00 each – next 400 transactions
$1.00 each – next 1,500 transactions
$0.50 each – next 3,000 transactions
$0.25 each – balance of transactions

CCO Support Services

CCO Support Services - $2,000 per year

Conversion Costs

Conversion costs will be waived.

TRANSFER AGENCY SERVICES FEE SCHEDULE – Rochdale Investment Trust (Continued)

Special Reports
All reports and/or analyses requested by the Fund’s auditors, legal counsel, Advisor, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of administrative or transfer agency activities as specified in this Agreement or are not required to clarify standard reports generated by US Bancorp Fund Services, LLC, shall be subject to an additional charge, agreed upon in advance and in writing, based upon the following rates:

Labor:
Senior Staff                              $100.00/hr.
Junior Staff                              $  50.00/hr.
Computer time                        $  45.00/hr.
Custom Programming
All custom programming requests to be used by US Bancorp Fund Services, LLC, the Advisor or any regulatory agency, to be made to US Bancorp Fund Services, LLC’s transfer agency system shall be subject to an additional charge, agreed upon in advance and in writing.

Fees are billed monthly.
*Subject to CPI increase, Milwaukee MSA.

CHIEF COMPLIANCE OFFICER-SUPPORT SERVICES FEE SCHEDULE at May, 2009
Chief Compliance Officer Support Services

U.S, Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC.  Indicated below are samples of functions performed by USBFS in this CCO support role:
•  Business Line Functions Supported
•  Fund Administration and Compliance
•  Transfer Agent and Shareholder Services
•  Fund Accounting
•  Custody Services
•  Securities Lending Services
•  Distribution Services
•  Daily Resource to Fund CCO, Fund Board, Advisor
•  Provide USBFS/USB Critical Procedures & Compliance Controls
•  Daily and Periodic Reporting
•  Periodic CCO Conference Calls
•  Dissemination of Industry/Regulatory Information
•  Client & Business Line CCO Education & Training
•  Due Diligence Review of USBFS Service Facilities
•  Quarterly USBFS Certification
•  Board Meeting Presentation and Board Support
•  Testing, Documentation, Reporting

Annual Fee Schedule*
•  $2,000 per service per year
Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.